200 National Drive, Vonore, Tennessee
Exhibit 10.1
PURCHASE AND SALE AGREEMENT
THIS AGREEMENT is made as of the Effective Date by and between CVG NATIONAL SEATING COMPANY, LLC, a Delaware limited liability company (“Seller”) and BIG ACQUISITIONS LLC, an Illinois limited liability company (“Purchaser”).
Background
A.    Seller owns the Property;
B.    Subject to the terms and conditions hereinafter specified, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property;
C.    Tenant is affiliated with Seller and will derive certain and direct benefit from Purchaser purchasing the Property from Seller; and
D.    Subject to the terms and conditions hereinafter specified, Purchaser desires to lease the Property to Tenant, and Tenant desires to lease the Property from Purchaser, from and after the Closing Date in accordance with the Lease.
NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained and for other valuable consideration, each to the other given and obtained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Terms
1.Preamble, Exhibits, Definitions. The preamble hereto and the Exhibits are incorporated herein by this reference and made a part of this Agreement. Capitalized words or phrases used but not otherwise defined in this Agreement shall have the meanings ascribed to them herein.
2.Purchase and Sale Agreement; Price. Subject to the terms and conditions hereinafter specified, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the Property for the Price, subject to the adjustments thereto specified in Paragraph 13 hereof.
3.Escrow. Concurrently with the execution of this Agreement, the parties hereto, through their respective counsel, shall establish the Escrow.
4.Earnest Money; Independent Consideration. Within three (3) business days after the Effective Date, Purchaser shall deposit with Escrowee the Earnest Money. The Earnest Money shall be held in the Escrow and disbursed in accordance with the provisions of the Escrow Agreement. In addition to the Earnest Money, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser shall pay to Seller the amount of $100.00. Seller and Purchaser hereby mutually acknowledge and agree that such sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

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5.Purchaser Investigations and Elections. Subject to all limitations hereinafter specified and the terms and conditions of that certain Access and Indemnification Agreement by and between Seller and Purchaser of even date herewith (the “Access and Indemnification Agreement”), Purchaser shall have the right through the Diligence Date and thereafter to the Closing Date, so long as Purchaser has not terminated this Agreement prior to Closing in accordance with this Paragraph 5 or any other provision herein affording Purchaser such rights, to make such investigations and evaluations of the Property as Purchaser deems necessary or desirable. In connection with such investigations, Purchaser shall cause the information disclosed to or acquired by it or its Property Consultants in connection with the inspections and reviews described in this Paragraph 5, the Access and Indemnification Agreement, or otherwise provided by Seller pursuant to any other paragraph of this Agreement, to the extent such information is not a matter of public knowledge or readily available to the public, to be held in confidence and not disclosed prior to the Closing Date to any party other than as may be (i) reasonably required in connection with Purchaser investigating and evaluating the Property, obtaining financing or management services for the Property or obtaining licenses to operate the Property, (ii) necessary to enforce the terms and conditions of this Agreement, or (iii) required by applicable law. Purchaser shall have the right through the Diligence Date to terminate this Agreement, if Purchaser, in its sole and exclusive discretion, decides not to pursue the acquisition of the Property, by giving Seller Notice of the exercise by Purchaser of its right to so terminate prior to 11:59 p.m. (Chicago time) on the Diligence Date. In the event that the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall promptly return to Seller or destroy copies of all Property Documents delivered by Seller to Purchaser.
6.Title and Survey Matters.
(a)Seller shall convey to Purchaser or Purchaser’s Grantee, if any, by a recordable special warranty deed (the “Deed”), fee simple title to the Real Property and such other estates, if any, as comprise the Appurtenances, subject only to the Permitted Title Exceptions. At least twenty (20) days prior to the Diligence Date, Purchaser may order (i) the Title Commitment; and (ii) the Survey. No later than ten (10) days prior to the Diligence Date (the “Objection Deadline”), Purchaser may give Notice to Seller of any Title Matters or Survey Matters. Seller may, but shall not be obligated to, cure each Title Matter or Survey Matter by taking such action as will induce the Title Insurer to eliminate such Title Matter or Survey Matter from the Title Commitment and/or may induce the surveyor providing the Survey to amend the same to show the absence of any such Title Matter or Survey Matter, and if not curable, may, but shall not be obligated to, cause the Title Insurer to insure Purchaser against loss or damage resulting therefrom as an Insured Exception, pursuant to an endorsement or other express coverage in form and substance reasonably acceptable to Purchaser; provided, however, Purchaser shall have no obligation to accept insurance over any Title Matter or Survey Matter. No later than five (5) days prior to the Diligence Date (the “Response Deadline”), Seller shall give Purchaser Notice of those Title Matters or Survey Matters which Seller is able and willing to cure in the manner aforesaid or for which Seller is able and willing to obtain one or more of the title insurance endorsements described above. If Seller does not so notify Purchaser by the Response Deadline that Seller is able and willing to cure the Title Matters and Survey Matters (or any of them) or cause the Title Insurer to insure over same in the manner aforesaid, Seller shall be deemed to have elected not to cure or cause such Title Matters or Survey Matters to be waived, cured or insured over at or prior to Closing; whereupon, Purchaser shall have the right to terminate this Agreement prior to the Diligence Date in the manner set forth in Paragraph 5 above. If Purchaser does not terminate this Agreement in accordance with Paragraph 5 hereof, Title Matters and Survey Matters which Seller is not obligated to cause to be waived, cured or insured over prior to Closing shall be deemed added to and made a part of the Permitted Title Exceptions. If Seller does so notify Purchaser by the Response Deadline that Seller is

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able and willing to cure the Title Matters and Survey Matters or cause the Title Insurer to insure over same in the manner aforesaid, Seller shall be obligated to do so at or prior to Closing, and failure in respect of any such obligation shall be a default by Seller hereunder.
(b)If on or prior to the Closing Date, Purchaser discovers any exceptions to title which do not appear in the Title Commitment and which materially and adversely affect the use of the Property (“New Title Matters”), Purchaser may elect, upon written notice to Seller, to (x) terminate this Agreement by giving Seller Notice of its election to do so on or before the Closing Date whereupon the Escrow shall be terminated, the respective deposits returned within five (5) days thereafter (and Seller and Purchaser shall so direct Escrowee), and provided the New Title Matters are created as a result of the acts or omissions of Seller, Seller’s agents or Seller’s affiliates, Seller shall reimburse Purchaser for Purchaser’s Costs or (y) take title as it then is (subject to the New Title Matters), with appropriate adjustment to the Price, to the extent that the same is a monetary lien such as those described in clauses (1) through (3) of Paragraph 6(c) below.
(c)Notwithstanding anything to the contrary in this Paragraph 6, on or before the Closing Date, Seller shall discharge (1) any existing financing on the Property; (2) liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes); (3) other liens which can be removed by payment of liquidated amounts, including without limitation delinquent taxes and assessments; and (4) New Title Matters and any other liens or encumbrances created by Seller or its agents and affiliates after the effective date of the Title Commitment. Seller’s failure in respect of its obligation to cause the discharge of any of the foregoing shall be a default by Seller hereunder.
7.Representations and Warranties of Seller. To induce Purchaser to execute, deliver and perform its obligations under this Agreement, Seller hereby represents and warrants to Purchaser on and as of the date hereof as follows:
(a)To the best of Seller’s knowledge, all information disclosed in each of the Property Documents which have heretofore been delivered to Purchaser was substantially true and correct as of the date when delivered and as to such Property Documents to be delivered shall be substantially true and correct as of the date when so delivered.
(b)Except for Seller and Tenant, there are no persons in possession or occupancy of the Real Property or any part thereof, nor are there any persons who have possessory rights in respect to the Real Property or any part thereof. There are no options, puts, calls, rights of first offer, opportunity or refusal, or other preemptive rights to purchase or occupy the Property.
(c)Seller is duly organized or formed, validly existing, and in good standing under the laws of the state of its formation and is duly authorized to transact business in under the laws of the state where the Real Property is located.
(d)Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto; all required action and approvals therefore have been duly taken and obtained, and the individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Seller are duly authorized to sign the same on Seller’s behalf and to bind Seller thereto; and to the best of Seller’s knowledge, Seller’s execution of and performance

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under this Agreement shall not constitute a breach of any agreement, understanding, order, judgment or decree, written or oral, to which Seller is a party, or to which any part of the Property may be subject, or by which Seller may be bound, and to the best of Seller’s knowledge shall not constitute a violation of any provision of law, state, federal or municipal, statutory or otherwise, to which Seller or the Property is or may become subject; and this Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.
(e)Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).
(f)To the best of Seller’s knowledge, the Real Property currently complies with all applicable zoning, building, environmental and other laws, ordinances, codes, and regulations.
(g)Seller has not received any notice of any fire, health, safety, building, pollution, environmental, zoning or other violations of law in respect to the Real Property, which have not been fully disclosed to Purchaser and entirely corrected, and Seller has not received any notice from any insurance company, inspector or rating bureau making requirements as a condition to the continuation of insurance on or with respect to the Property which have not heretofore been fully disclosed to Purchaser and satisfied in full.
(h)To the best of Seller’s knowledge, there is no existing, pending, contemplated, threatened or anticipated, (i) condemnation of any part of the Real Property, or (ii) widening, change of grade or limitation on the use of streets abutting the Property.
(i)There are no contracts, agreements, leases, licenses, invoices, bills or understandings of any nature, written or oral, formal or informal to which Seller or Tenant is a party or otherwise bound, other than the Lease and the Service Contracts (if any), which Purchaser, upon becoming owner of the Property, will be required to assume or pay or to which Purchaser, as a consequence of entering into or closing this Agreement, may become bound without Purchaser’s express and prior written consent.
(j)Each of the Licenses, Warranties and Service Contracts is in full force and effect, and neither Seller nor, to Seller’s knowledge, any counterparty thereto is in default of its obligations thereunder, and no event has occurred nor circumstance arisen which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.
(k)There are no judgments or decrees of any kind affecting the Property that are unpaid or unsatisfied of record; the Property is not in the hands of a receiver; no application for any such receivership is pending; no petition in bankruptcy has been filed by or against Seller, and there are no claims, causes of action, proceedings, litigation or investigations pending or, to the best of Seller’s knowledge, threatened against or affecting Seller or the Property (including disputes with governmental authorities, utilities, contractors, adjoining land owners), and no basis known to Seller for the same, which, if decided adversely, would affect Seller’s ability to carry out the transaction or closing contemplated by this Agreement or would interfere with or prevent the use of the Property for its industrial purposes.

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(l)Except to the extent otherwise expressly disclosed in any report pertaining to the Property obtained by Purchaser prior to the Closing Date: (i) to the best of Seller’s knowledge, Seller and the Property are currently in compliance with all, and otherwise not liable under any, applicable Environmental Laws, and the Seller has not, and to the best of Seller’s knowledge, none of its predecessors in title to, or in possession of the Property, has violated or been found otherwise liable under any applicable Environmental Law; (ii) Seller has not, and to the best of Seller’s knowledge, none of its predecessors has used, handled, generated, treated, spilled, discharged, emitted, recycled, stored, transported, disposed of or released any Hazardous Materials on or from the Property except to the extent the same was permitted by, or remediated in accordance with, applicable Environmental Laws and Seller does not use, handle, generate, treat, discharge, emit, recycle, release, dispose, maintain and store Hazardous Materials in, on or about the Real Property that are not stored or contained in accordance with applicable Environmental Laws; and (iii) to the best of Seller’s knowledge, there are no and have never been any underground storage tanks in the Land.
(m)Neither Seller nor any person controlling Seller (i) is included on any Government List (as hereinafter defined); (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended; or (iv) to Seller’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity. For purposes of this Agreement, the term “Government List” means (1) the Specialty Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), (2) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (3) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (4) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the lists, laws, rules and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (5) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America, and (6) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.
As used in this Agreement, the phrase “to the best of Seller’s knowledge” means with respect to any statement following such phrase that to the date hereof no information has come to the attention of Seller’s manager or president in the normal course of performing management responsibilities for the Property, or otherwise. If, prior to the Closing Date, any event or change in circumstances occurs, through no fault of Seller, which causes one or more of the foregoing representations and warranties to be no longer true and correct, Seller shall inform Purchaser of such fact within three (3) days after Seller learns of the occurrence of such change in circumstances (but in no event later than the Closing Date). The representations and warranties of Seller specified above shall be deemed remade as of the Closing Date, unless and except to the

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extent modified in accordance with the preceding sentence. All of the representations and warranties specified in this Paragraph 7, as remade on the Closing Date, as aforesaid, shall survive for a period of one (1) year after the Closing Date (except that the representations and warranties specified in Paragraph 7(m) shall survive for the applicable statute of limitations period) but not thereafter unless (i) Purchaser shall have given Seller Notice of an alleged breach of such representation or warranty within said survival period, or (ii) Purchaser’s failure to discover such breach shall have been caused by the act or omission of Seller constituting common law fraud, in either of which events the representation or warranty shall continue to survive. Seller shall defend, indemnify and hold Purchaser harmless from and against any and all damage, cost, liability and expense resulting from any material breach of any of the representations and warranties specified herein. Any investigation or inspection conducted by Purchaser in order to verify independently Seller’s satisfaction of any conditions precedent to Purchaser’s obligations hereunder and/or the truth and accuracy of Seller’s representations and warranties specified herein shall not in any way abrogate any of said representations and warranties or constitute any waiver by Purchaser of its reliance thereon, unless prior to the Closing Date, Purchaser receives written or other documentary evidence of facts which would make any of the aforesaid representations and warranties materially untrue or inaccurate and fails to disclose such facts to Seller prior to the Closing Date. If prior to the Closing Date, Seller takes such action as cures or mitigates to Purchaser’s satisfaction any adverse effect on Purchaser resulting from any such breach of warranty or representation of which Purchaser gives it Notice, as aforesaid, such breach shall be deemed cured and of no further force or effect hereunder.
PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 7 AND IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR, OR ASSIGN OF ANY OF THE FOREGOING PARTIES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY, OR THE ZONING AND OTHER LAWS, REGULATIONS, AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH.
8.Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:
(a)Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its formation and is or as of Closing will be duly authorized to transact business in under the laws of the state where the Real Property is located.

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(b)Purchaser has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto; all required action and approvals therefore have been duly taken and obtained, and the individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Purchaser are duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto; and to the best of Purchaser’s knowledge, Purchaser’s execution of and performance under this Agreement shall not constitute a breach of any agreement, understanding, order, judgment or decree, written or oral, to which Purchaser is a party or by which Purchaser may be bound, and to the best of Purchaser’s knowledge shall not constitute a violation of any provision of law, state, federal or municipal, statutory or otherwise, to which Purchaser is or may become subject; and this Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.
(c)Neither Purchaser nor any person controlling Purchaser (i) is included on any Government List; (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended; or (iv) to Purchaser’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity.
(d)Except for the express representations and warranties of Seller found in Section 7, Purchaser is acquiring the Property on an "AS IS, WHERE IS" basis, without any representation or warranty of any kind or nature whatsoever, express or implied, and Purchaser acknowledges that no such representations or warranties have been made except as set forth in writing herein. In deciding whether to acquire the Property, Purchaser is relying solely on Purchaser's investigation of the Property.
As used in this Agreement, the phrase “to the best of Purchaser’s knowledge” means with respect to any statement following such phrase that to the date hereof no information has come to the attention of any of Purchaser’s agents in the normal course of Purchaser’s business, or otherwise.
9.Conditions Precedent to Respective Obligations.
(a)Purchaser’s obligations under this Agreement are subject to the conditions precedent that:
(i)Seller shall have fully and timely performed all material obligations under this Agreement;
(ii)Seller’s representations and warranties set forth in this Agreement shall be true and accurate in all material respects;
(iii)If the Property is subject to any reciprocal easement agreements, agreement of covenants, conditions, and restrictions, or similar documents (each, a “Restrictions Agreement”), Purchaser shall receive at least three (3) business

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days (and not more than thirty (30) days) before the Closing Date, an estoppel certificate (each, a “Restrictions Estoppel”) from the party designated to provide such Restrictions Estoppel under such Restrictions Agreement, which Restrictions Estoppel shall state, among other things, that there are no defaults by Seller or claims against Seller arising out of such Restrictions Agreement and shall otherwise be in form and substance reasonably acceptable to Purchaser. Purchaser shall prepare each such Restrictions Estoppel and forward such Restrictions Estoppels to the Seller for distribution to the appropriate parties not later than the Diligence Date. Provided Seller uses reasonable efforts to obtain the same, Seller’s failure to obtain all Restrictions Estoppels shall not be a default under this Agreement.
(iv)Seller shall deliver a subordination agreement (the “SNDA”) executed by the Tenant in favor of Purchaser’s lender, which SNDA shall be in a form acceptable to Purchaser’s lender.
(v)No change shall have occurred or be threatened with respect to the physical or legal condition of the Property that would materially adversely affect the findings made prior to the Diligence Date; and
(vi)No material adverse change shall have occurred in the financial condition of Tenant.
10.In the event any of the foregoing conditions precedent is not satisfied and Purchaser does not expressly elect to waive the same, Purchaser shall have the right to terminate this Agreement by giving Seller Notice of its election to do so on or before the Closing Date whereupon the Escrow shall be terminated, the respective deposits returned within five (5) days thereafter, and except as otherwise specified in Paragraph 7 hereof respecting a breach of warranty for which Seller is responsible, this Agreement shall have no further force or effect, except as otherwise specified in Paragraph 27 hereof.
(b)Seller’s obligations under this Agreement are subject to the conditions precedent that:
(i)Purchaser shall have fully and timely performed all material obligations under this Agreement; and
(ii)Purchaser’s representations and warranties set forth in this Agreement shall be true and accurate in all material respects.
11.In the event any of the foregoing conditions precedent is not satisfied and Seller does not expressly elect to waive the same, Seller shall have the right to terminate this Agreement by giving Purchaser Notice of its election to do so on or before the Closing Date whereupon the Escrow shall be terminated, Seller shall have the right to pursuant the Earnest Money pursuant to Paragraph 17, and this Agreement shall have no further force or effect, except as otherwise specified in Paragraph 27 hereof.
12.Maintenance and Operation of Property Prior to Closing Date.
(a)From and after the Effective Date to the Closing Date, Seller shall refrain from transferring or encumbering any of the Property and, subject to interruptions

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attributable to causes beyond Seller’s reasonable control, shall continue the operations of the Property in compliance with all laws and in substantially the same manner as they currently are being conducted including, but not limited to, providing normal and regular upkeep, maintenance and repairs for the Property, and maintaining in force insurance coverage the same as the coverages which currently are in force. As long as this Agreement remains in full force, Seller shall not (i) remove any fixtures except in the normal course of operating the Real Property provided that replacements therefore are made which are equal or better in quality and design as that being replaced, (ii) create any cloud on title to the Property which is not otherwise a Permitted Title Exception; or (iii) enter into any lease without the prior written consent of Purchaser. Prior to Closing, Seller shall maintain all insurance policies in full force and effect, with insurance coverage at levels ordinarily maintained by Seller.
(b)Prior to the Closing Date, Seller shall arrange, at Seller’s sole cost and expense, for any and all municipal inspections of the Property, required to consummate this transaction (including any municipal inspections required as a condition to the issuance of transfer stamps). To the extent any such inspections require repairs to the Property as a condition to the sale of the Property or the issuance of transfer stamps, prior to Closing, Seller shall complete such repairs at Seller’s sole cost and expense.
(c)Prior to Closing, Seller shall promptly (in any event, within two (2) business days) deliver to Purchaser copies of any and all written notices received by Seller or its agents or employees from any governmental authorities, insurance companies, or other third parties alleging any violation of law, defect in the Property, or other circumstance which could reasonably lead to litigation involving Seller or the Property or render any of Seller’s representations and warranties set forth in this Agreement to be untrue in any material respect.
13.Service Contracts. Notwithstanding any other provision of this Agreement to the contrary, unless Purchaser informs Seller in writing prior to the Diligence Date, which, if any, Service Contracts Purchaser desires to have assigned to it by Seller, Seller shall (a) in its capacity as Tenant, retain all of its rights, titles and interests in, to and under any and all such Service Contracts from and after Closing in such capacity, or (b) if Seller’s Affiliate will serve as Tenant, assign all of its rights, titles and interests in, to and under any and all such Service Contracts from and after Closing to Tenant.
14.Closing.
(a)Subject to Purchaser’s right to terminate this Agreement prior to the Closing, as set forth herein, the Closing shall occur on the Closing Date.
(b)On or prior to the Closing Date, Seller will deliver the following to Escrowee:
(i)the Deed;
(ii)Seller’s counterpart of all transfer tax declarations for the deed deposited herein by Seller;
(iii)If applicable, duplicate counterparts of the Assignment and Assumption Agreement;

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(iv)duplicate counterparts of the Lease as executed by the Tenant, together with any security deposit or other security required to be delivered in connection therewith;
(v)a recertification, as of the Closing Date, of Seller’s representations and warranties specified in Paragraph 7;
(vi)a certificate in the form prescribed by the Internal Revenue Service pursuant to Section 1445(b)(4) of the Internal Revenue Code (the “Code”) that Seller is not a foreign person as that term is defined in the Code;
(vii)a statement from Seller’s Broker indicating the commission due it and relinquishing any and all liens associated therewith;
(viii)Seller’s “ALTA Statement” or other customary owner’s or seller’s affidavit certifying that there are no mechanics’ or materialmen’s liens nor any other exception to the assurances specified therein, except for Permitted Title Exceptions;
(ix)a “Gap Undertaking” duly executed on behalf of Seller for the period from the most recent effective date of the Title Commitment and the Closing Date;
(x)evidence of the discharge of any Title Matters or Survey Matters required pursuant to Paragraph 6 above; and
(xi)such other affidavits, certifications, and other documents as may be required by the Title Insurer for Seller to satisfy its requirements set forth in the Title Commitment or otherwise reasonably requested by the Title Insurer to consummate this transaction pursuant to this Agreement.
(c)On or prior to the Closing Date, Purchaser will deliver the following to Escrowee:
(i)Purchaser’s counterpart of all transfer tax declarations for the deed deposited herein by Seller;
(ii)If applicable, duplicate counterparts of the Assignment and Assumption Agreement;
(iii)duplicate counterparts of the Lease as executed by Purchaser;
(iv)such other affidavits, certifications, and other documents as may be required by the Title Insurer for Purchaser to satisfy its requirements set forth in the Title Commitment or otherwise reasonably requested by the Title Insurer to consummate this transaction pursuant to this Agreement; and
(v)the balance of the Price, plus or minus prorations and credits or charges as provided herein, in immediately available federal funds.
(d)The form and substance of all documents to be deposited herein shall be subject to the reasonable approval of counsel for Purchaser and Seller.
15.Prorations, Credits and Charges.

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(a)At or prior to the Closing, Seller shall pay (i) the costs of obtaining and/or keeping in force the Title Commitment and the premiums for the owner’s Title Policy, (ii) one-half of the charges of Escrowee for administering the Escrow, (iii) the amounts required to obtain and record the release of all liens and encumbrances, if any, affecting the Property (unless the same is an Insured Exception) and which Seller is obligated to cause to be released pursuant to Paragraph 6, (iv) the cost of the Survey, and (v) the charges of Seller’s counsel and other advisors to Seller including, but not limited to, Seller’s Broker. Purchaser shall be responsible for paying (1) one-half of the charges of Escrowee for administering the Escrow, (2) the premiums for title insurance required in connection with any loan policy of title insurance issued in connection with this transaction, (3) the premiums for the lender’s Title Policy and any title insurance endorsements; (4) all state, county and municipal taxes imposed by law on the transfer of title to the Property, (5) all of the charges of Escrowee for administering any separate money lender’s escrow agreement in connection with this transaction, and (6) recording costs for recording the deed of conveyance and all mortgage loan documents.
(b)As of the Closing Date, pre-paid charges for Licenses and Service Contracts assigned to Purchaser shall be prorated on an accrual basis on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, and the net credit to Purchaser or Seller shall be paid in cash on the Closing Date.
(c)Seller shall be responsible for the payment of all real estate taxes and special assessments attributable to the Property and due and payable on or before the Closing Date.
(d)Except as aforesaid, there shall be no proration of revenues and expenses with respect to the Property at Closing, and the benefit and burden of such revenues and expenses shall be borne by Seller prior to Closing and shall be borne by Tenant from and after Closing in accordance with the Lease.
16.Possession. Except for Tenant, possession of the Property shall be delivered on the Closing Date free of any occupants or parties claiming any possessory interest therein.
17.Destruction or Damage. If after the Diligence Date and prior to the Closing Date, the Improvements shall be destroyed or damaged in an amount in excess of $250,000.00 by fire, vandalism or other casualty, then Purchaser shall have the right and option to terminate this Agreement by giving Seller Notice to such effect, within the later of (i) twenty (20) days after the date of receipt by Purchaser of Notice from Seller of such fire or other casualty or (ii) five (5) days after the determination of the amount of such damages as provided in this paragraph. Should Purchaser elect to so terminate this Agreement, the Earnest Money shall be returned forthwith to Purchaser within five (5) days after Notice of such election, and thereupon the parties hereto shall be released from any and all further obligations hereunder, except as otherwise specified in Paragraph 27 hereof. In the event of fire, vandalism or other casualty causing damage in the amount of $250,000.00 or less, (or more than $250,000.00, if Purchaser does not so elect to terminate), then Purchaser shall not have the right to so terminate this Agreement and in such event shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage, and at the Closing, Seller shall assign the interest of Seller in and to any insurance proceeds with respect to said damage to Purchaser, and Purchaser shall be given a credit against the Price in an amount equal to the amount deductible under the applicable insurance policies. If the Closing Date is a date prior to the expiration of the time periods specified above, the Closing shall be delayed until Purchaser makes its election within the time periods specified above.

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18.Condemnation. Prior to the Closing Date, if any proceeding, judicial, administrative or otherwise, which shall relate to the proposed taking of any portion of the Property by condemnation or eminent domain or any action in the nature of eminent domain, or the taking or closing of any right of access to the Property, is instituted or commenced, Purchaser shall have the right and option to terminate this Agreement by giving Seller Notice to such effect within ten (10) days after actual receipt of Notice from Seller of any such occurrence or occurrences or the day prior to the Closing Date, whichever is earlier. Failure of Purchaser to give such Notice within such time shall be conclusive evidence that Purchaser has waived the option to terminate by reason of the occurrence of which it has received Notice, and Purchaser shall be credited with or be assigned all Seller’s right to any proceeds therefrom. Seller hereby agrees to furnish Purchaser Notice in respect to any such proceedings within forty-eight (48) hours of Seller’s receipt of any such notification or learning of the institution of such proceedings. Should Purchaser elect to so terminate this Agreement, the Earnest Money shall be returned forthwith to Purchaser within five (5) business days after Notice of such election, and thereupon the parties hereto shall be released from any and all further obligations hereunder, except as otherwise specified in Paragraph 27 hereof. If the Closing Date is less than ten (10) days following Purchaser’s receipt of such Notice, then the Closing shall be delayed until Purchaser makes such election. Notwithstanding the foregoing, if such proceeding by way of condemnation or eminent domain shall be insubstantial, Purchaser shall not have the right to terminate this Agreement but shall be credited with or be assigned Seller’s right to any proceeds therefrom. An “insubstantial” proceeding shall be one which (i) does not relate to the taking or closing of any right of access to the Property, (ii) affects only the perimeter of the Property and does not involve more than the equivalent of $100,000.00 in value, (iii) does not enable Purchaser’s lender to terminate its loan commitment to provide financing for Purchaser’s acquisition of the Property, (iv) does not involve any material relocation of any Improvements or utility facilities serving the Property, and (v) does not cause the Property to be out of compliance with any applicable law or License.
19.Remedies for Defaults. If Purchaser defaults hereunder in any material respect prior to the Closing, and such default remains uncured five (5) days after Notice thereof from Seller to Purchaser in which the nature of the default is described with particularity, Seller shall have the right to terminate Seller’s obligations hereunder, Purchaser’s rights under this Agreement, and whatever interest in the Property is derived hereunder, by giving Notice of such election to Purchaser, in which event Seller shall be paid, and have the right to retain, the Earnest Money, which payment to Seller of the Earnest Money in respect of such default shall be Seller’s sole and exclusive remedy therefore (Seller and Purchaser each agreeing that the amount of said Earnest Money to be so paid to Seller under such circumstances is the mutually agreed upon amount of compensation to Seller for making the Property available to Purchaser on the terms and during the pendency of this Agreement, and that the payment thereof will not result in a penalty or forfeiture, and shall be in lieu of any other remedy or damages). Except with respect to a material breach of any of the representations and warranties specified in Paragraph 7, for which Seller shall defend, indemnify and hold Purchaser harmless from and against any and all damage, cost, liability and expense resulting therefrom, if Seller defaults hereunder prior to Closing in any material respect and such default remains uncured five (5) days after Notice thereof from Purchaser to Seller in which the nature of the default is described with particularity, Purchaser may elect, as Purchaser’s sole and exclusive remedy, either to: (i) terminate Purchaser’s obligations hereunder by giving Notice of such election to Seller, in which event the Earnest Money shall be returned to Purchaser, and Seller shall reimburse Purchaser for Purchaser’s Costs; provided, Seller shall have no obligation to reimburse Purchaser for Purchaser’s Costs that, in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000.00), or (ii) compel Seller to perform its obligations hereunder in accordance with the terms hereof through an action for specific performance, which action must be initiated, if at all, within sixty (60) days of such default; provided, however, that to the extent that specific performance is

28302917.3

unavailable or impracticable due to the acts or omissions of Seller, then Purchaser shall be entitled to pursue any and all remedies available at law or in equity.
20.No Assignments; Binding Effect. Neither party shall assign this Agreement without the other party’s prior written consent, except that Purchaser may assign its rights hereunder, without Seller’s consent, to (a) Purchaser’s Grantee; (b) any entity which will acquire the Property as part of a Section 1031 tax deferred exchange for the benefit of Purchaser pursuant to an exchange agreement with Purchaser; or (c) any entity provided that Purchaser has waived its right to terminate this Agreement pursuant to Paragraph 5. Any entity to which this Agreement is assigned pursuant to this paragraph shall expressly assume all obligations of the party assigning this Agreement.
21.Real Estate Brokers. Each party represents to the other that it has not engaged the services of, or been assisted by, any real estate broker or sales person in connection with this transaction other than Seller’s Broker to whom Seller shall pay a commission in accordance with its separate, written agreement with said firm. If any claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction by anyone other than Seller’s Broker, all such claims shall be defended and/or paid by the party whose actions or alleged commitments form the basis of such claim, and the party whose actions or commitments form the basis of such claim shall indemnify and hold harmless the other from and against any and all such claims and demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm or corporation in connection with this contract or the transactions contemplated hereby.
22.Notices. Each Notice shall be in writing and either: (a) hand delivered, (b) sent by overnight courier delivery service, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by electronic mail transmission (to be effective upon transmission, provided receipt is confirmed or a copy of such Notice is sent in accordance with (a), (b) or (c) above). Notices shall be addressed to the respective parties, as follows:
If for Seller:        c/o Commercial Vehicle Group, Inc.
7800 Walton Parkway
            New Albany, Ohio 43054
Attention: Legal Department
E-Mail: legal@cvgrp.com

with a copy to:    Steptoe & Johnson PLLC
707 Virginia Street, East, Suite 1700
Charleston, West Virginia 25301
Attention: H. Hampton Rose, IV
E-Mail: hampton.rose@steptoe-johnson.com

If for Purchaser:    BIG Acquisitions LLC
10275 W. Higgins Road, Suite 810
            Rosemont, Illinois 60018
            Attention:    Michael W. Brennan
            E-Mail: mbrennan@brennanllc.com

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with a copy to:    Brennan Investment Group
            10275 W. Higgins Road, Suite 810
            Rosemont, Illinois 60018
            Attention:    Legal Department
            E-Mail: legal@brennanllc.com
Each party hereto may from time to time specify, by giving ten (10) days’ advance Notice to each other party, (i) any other address in the United States as its address for purposes of this Agreement, and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notice under the terms of this Agreement shall be deemed delivered, whether or not actually received, upon the earlier of (x) the date of actual receipt by such party, or (y) the day after said Notice is either deposited with such overnight delivery service, or (z) the day said Notice is transmitted by facsimile or electronic mail transmission, or personally delivered, as applicable, pursuant to the above provisions. Notices hereunder may be delivered by counsel on behalf of a party hereto, and such Notice shall have the same effect as if delivered directly by the party hereto.
23.Governing Law. This Agreement shall be construed, and the terms hereof shall be enforceable, in accordance with the internal laws (as distinguished from the conflicts of law provisions) of the state where the Real Property is located, and in the event any legal proceedings are brought in connection with this Agreement, the parties agree that the venue therefore shall be only state and federal courts located in the state where the Real Property is located, and the courts to which an appeal therefrom may be taken.
24.Expenses of Enforcement. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees.
25.Amendments. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
26.Non-Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or Notice or for the satisfaction of any condition precedent, as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery or satisfaction of such condition shall be extended to the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.
27.Construction of Agreement; Entire Agreement. Time is of the essence in the performance of this Agreement. This Agreement shall not be construed more strictly against one party than against the other merely because of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof. This Agreement supersedes all

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previous agreements between Seller and Purchaser pertaining to the Property, and this Agreement therefore constitutes the entire agreement and understanding of the parties hereto.
28.Termination of Agreement Prior to Closing. The obligations of Purchaser under clauses (a) and (b) of Paragraph 5 hereof and under Paragraph 19 hereof shall survive, and be enforceable after, a termination by Purchaser of this by Agreement prior to Closing.
29.Survival of Certain Provisions. The provisions of this Agreement, which by their nature are intended to be performed or be applicable after the Closing, shall not merge in the deed of conveyance and shall survive the Closing (but only for the duration specified in Paragraph 7 with respect to the matters specified therein), and all other provisions of this Agreement shall have no further force or effect after the Closing.
30.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
31.Tax-Deferred Exchange. If Seller or Purchaser desires to structure the applicable transaction to effect a tax-deferred exchange under Section 1031 of the United States Internal Revenue Code and the regulations promulgated thereunder, as amended, then the other party shall cooperate with the structuring party in such effort provided (a) the structuring party pays all reasonable third party, out-of-pocket costs and expenses incurred by the other party in connection therewith, and (b) no other party incurs any potential liabilities as a result thereof that would not otherwise have been incurred by the other party (e.g., by having to make any warranties under a deed).
32.Exclusivity. From and after the Effective Date and continuing until this Agreement is terminated (for any reason), Seller will (a) cease any pending efforts to market the Property for sale, (b) not initiate any new efforts to market the Property for sale, and (c) not make or accept any offer to sell the Property.
33.Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF SELLER AND PURCHASER (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THE RELATIONSHIP BETWEEN THE PARTIES AS SELLER AND PURCHASER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY SELLER AND PURCHASER, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.
34.Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
(a)“Agreement” means this Purchase and Sale Agreement between Seller and Purchaser;
(b)“Appurtenances” means, collectively, all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land, including, but not limited to, any streets, alleys, passages, and other rights-of-way included thereon or adjacent thereto (before or after the vacation thereof) and vaults beneath any such streets;

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(c)“Assignment and Assumption Agreement” means an assignment and assumption agreement between Seller and Purchaser, under which Seller assigns to Purchaser all of its rights under the Licenses, Service Contracts and Warranties and Purchaser assumes all obligations of Seller under the Licenses, Service Contracts and Warranties from and after the Closing Date;
(d)“Building” means those buildings constructed on the Land containing approximately 202,000 square feet of rentable space in the aggregate;
(e)“Closing” means the consummation of the purchase and sale of the Property on the terms set forth in this Agreement;
(f)“Closing Date” means March 27, 2026;
(g)“Diligence Date” means March 27, 2026;
(h)“Earnest Money” means Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00);
(i)“Effective Date” means March 27, 2026;
(j)“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource;
(k)“Environmental Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle or common law, regulation, statute, or treaty, that requires or relates to: (i) advising any and all appropriate governmental bodies, employees, and the public of intended or actual spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant adverse impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) protecting resources, species, or ecological amenities; (v) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vi) cleaning up pollutants that have been released, preventing the threat of unlawful release, or paying the costs of such clean up or prevention; or (vii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;
(l)“Escrow” means the escrow established with Escrowee pursuant to the Escrow Agreement;
(m)“Escrow Agreement” means Escrowee’s standard form of Strict Joint Order Escrow Agreement, as amended to permit Purchaser to unilaterally terminate such Escrow Agreement on or prior to the Diligence Date or as otherwise permitted in accordance with this Agreement;

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(n)“Escrowee” means First American Title Insurance Company, at its office located at 30 N. LaSalle Street, Chicago, Illinois 60602, attention John Beckstedt;
(o)“Exhibits” means, collectively, the exhibits attached to this Agreement;
(p)“Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials;
(q)“Improvements” means, collectively, the Building and all other improvements located on the Land, or fixtures thereto (including all replacements or additions thereto between the Effective Date and the Closing Date) such as, but not limited to, all systems, facilities, fixtures, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, lighting, plumbing, refrigeration, gas, sewer, water, telephone, and television reception thereto, elevators, canopies, and signs;
(r)“Insurable Easement” means each recorded easement for the benefit of the Land;
(s)“Insured Exception” means any Title Matter or Survey Matter which the Title Insurer is willing to insure over on terms acceptable to Seller and Purchaser;
(t)“Land” means the fee simple estate in that certain improved parcel of land described on Exhibit A, and commonly known as 200 National Drive, Vonore, Tennessee;
(u)“Lease” means that certain Lease Agreement dated as of the Closing Date, between Purchaser, as landlord, and Tenant, as tenant, in the form attached hereto as Exhibit C;
(v)“Licenses” means, collectively, Seller’s interest, if any, in all of the licenses, certifications, authorizations, approvals and permits issued or approved by any governmental authority and relating to the operation, ownership, use and maintenance of the Property or any part thereof, such as, but not limited to, elevator permits, machinery permits, business licenses, ingress and egress, canopy, sign, and driveway curbcut permits;
(w)“Notice” means each notice, request, demand, approval, consent, election, or other communication permitted or required to be given under this Agreement;
(x)“Permitted Title Exceptions” means, collectively, all title exceptions disclosed in Schedule B-2 to the Title Commitment, other than (i) standard exceptions and (ii) those which Seller agrees to cause or is obligated to cause to be discharged, waived, or cured or to be Insured Exceptions at or prior to Closing in accordance with this Agreement;
(y)“Price” means Sixteen Million and No/100 U.S. Dollars ($16,000,000.00);

28302917.3

(z)“Property” means, collectively, all right, title and interest of Seller in and to (i) the Real Property, (ii) the Appurtenances, (iii) the Licenses, (iv) the Warranties, (v) the Service Contracts, if so elected by Purchaser in accordance herewith, and (vi) the Property Documents;
(aa)“Property Consultants” means, collectively, Purchaser and Purchaser’s designated representatives, agents, employees, contractors, architects, engineers, and environmental specialists;
(ab)“Property Documents” means, collectively, the documents described in Exhibit B, attached hereto and made a part hereof, to the extent the same are in Seller’s possession and control or reasonably available to Seller from its affiliates, representatives, agents or contractors and which Seller shall deliver to Purchaser within five (5) days following the Effective Date;
(ac)“Purchaser’s Costs” means the actual, third-party documented out-of-pocket expenses incurred by Purchaser in connection with, and after entering into this Agreement, making and causing to be made evaluations and investigations of the Property, and arranging financing to consummate the purchase of the Property (including, but not limited to, non-refundable loan commitment fees and other borrowing costs);
(ad)“Purchaser’s Grantee” means any entity which is controlled by, under common ownership with or otherwise affiliated with Purchaser or has been designated to hold title to the Property for the direct or indirect benefit of Purchaser;
(ae)“Real Property” means, collectively, the Land, the Improvements and the Appurtenances;
(af)“Seller’s Broker” means Colliers;
(ag)“Service Contracts” means, collectively, all service, maintenance, operating, repair, advertising and other contracts relating to the Real Property, if any, to which Seller is a party, excluding the Lease;
(ah)“Survey” means a plat of survey of the Real Property, made after the date hereof and so certified and bearing a certificate by a licensed land surveyor, naming Purchaser, Purchaser’s lender and the Title Insurer as parties to whom it is addressed, signed and sealed by said surveyor, that (i) said plats and surveys on which they are based were made in accordance with “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2021, and includes Items 1-4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8-10, 13, 16-19 of Table A thereof and (ii) said plats reflect the locations of all building lines, easements and areas affected by any recorded documents affecting the Property, as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof);
(ai)“Survey Matter” means a matter which is disclosed in the Survey and to which Purchaser specifically objects by Notice to Seller;
(aj)“Tangible Personal Property” means, collectively, all machinery, equipment, furnishings, signs and other tangible personal property, if any, situated in or upon or used solely in connection with the operation or maintenance of the Real Property and owned by Seller;

28302917.3

(ak)“Tenant” means COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation;
(al)“Title Commitment” means a commitment dated after the Effective Date for an extended coverage owner’s policy of title insurance (ALTA Form 2021), together with such endorsements thereto as are reasonably requested by Purchaser and available in the state where the Real Property is located, in the amount of the Price, naming Purchaser as the proposed insured and covering the title to the Real Property and each of the Appurtenances, if any, comprising an Insurable Easement;
(am)“Title Matter” means a matter which is disclosed in the Title Commitment and to which Purchaser specifically objects by Notice to Seller;
(an)“Title Insurer” shall means First American Title Insurance Company;
(ao)“Title Policy” means collectively, the owner’s and loan policies of title insurance issued pursuant to the Title Commitment;
(ap)“Warranties” means, collectively, Seller’s interest, if any, in all of the guarantees, warranties and bonds in effect with respect to the Real Property or any portion thereof.
[NO FURTHER TEXT ON THIS PAGE]

28302917.3

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the Effective Date.

PURCHASER:
BIG ACQUISITIONS LLC,
an Illinois limited liability company

By:    _/s/ Michael Brennan_______
Name:    __Michael Brennan_________
Its:    ___Manager_______________

SELLER:
CVG NATIONAL SEATING COMPANY, LLC,
a Delaware limited liability company
By:    Commercial Vehicle Group, Inc., a Delaware corporation
Its:    Sole Member

By:    _/s/ Aneezal Mohamed_______
Name:    Aneezal H. Mohamed
Its:    Secretary

Tenant has executed this Agreement as of the Effective Date for the limited purpose of indemnifying Purchaser pursuant to Section 7 of this Agreement.
TENANT:
COMMERCIAL VEHICLE GROUP, INC.,
a Delaware corporation

By:    __/s/ Aneezal Mohamed_______
Name:    Aneezal H. Mohamed
Its:    Secretary

28302917.3

28302917.3

EXHIBIT A
Description of the Land
The Land referred to herein below in situated in the County of Monroe, State of Tennessee, and described as follows:
Situated in the Second Civil District of Monroe County, Tennessee, and described as follows:
To find the Point of Beginning, begin at a point in the 820.0 contour of Tellico Lake, said point being in the North line of the East Tennessee Natural Gas Easement, said point also being the Southeast corner of the property now or formerly owned by Sea-Ray Boats, Inc., thence from said point and along the 820.0 contour line South 34 degrees 57 minutes 45 seconds east, a distance of 60.71 feet to a point marked by an iron pin, said point being the Point of Beginning; thence from said Point of Beginning along the Northeastern line of the said Tellico Reservoir Development Agency property also being along the 820.0 contour line, the following courses and distances:
South 34 degrees 57 minutes 45 seconds East, 64.97 feet to a point marked by an iron pin; thence South 11 degrees 19 minutes 47 seconds East, 118.32 feet to a point marked by an iron pin;
thence South 76 degrees 10 minutes 16 seconds East, 78.20 feet to a point marked by an iron pin; thence North 72 degrees 25 minutes 58 seconds East, 72.83 feet to a point marked by an iron pin; thence South 70 degrees 44 minutes 41 seconds East, 43.88 feet to a point marked by an iron pin; thence North 85 degrees 39 minutes 49 seconds East, 80.43 feet to a point marked by an iron pin; thence North 36 degrees 18 minutes 22 seconds East, 49.23 feet to a point marked by an iron pin; thence North 57 degrees 27 minutes 54 seconds East 128.43 feet to a point marked by an iron pin; thence North 82 degrees 00 minutes 32 seconds East, 160.20 feet to a point marked by an iron pin; and thence South 77 degrees 40 minutes 48 seconds East 81.81 feet to a point marked by an iron pin, and being the Southeast corner of the Tellico Reservoir Development Agency property;
thence from said Southeast corner and along the Southern line of the said Tellico Reservoir Development Agency property and the 820.0 contour line the following courses and distances: South 0 degrees 07 minutes 28 seconds East, 72.80 feet to a point marked by an iron pin;
thence South 19 degrees 54 minutes 57 seconds West, 190.36 feet to a point marked by an iron pin; thence South 23 degrees 38 minutes 02 seconds West 203.94 feet to a point marked by an iron pin; thence South 38 degrees 38 minutes 21 seconds West 182.79 feet to a point marked by an iron pin; thence South 49 degrees 56 minutes 07 seconds West 221.72 feet to a point marked by an iron pin; thence South 53 degrees 09 minutes 23 seconds West 236.11 feet to a point marked by an iron pin; thence South 38 degrees 42 minutes 24 seconds West 142.89 feet to a point marked by an iron pin; thence South 33 degrees 13 minutes 50 seconds West 446.06 feet to a point marked by an iron pin; thence South 14 degrees 27 minutes 33 seconds West 145.98 feet to a point marked by an iron pin; thence South 44 degrees 51 minutes 06 seconds West 216.26 feet to a point marked by an iron pin; thence South 16 degrees 06 minutes 24 seconds West 159.03 feet to a point marked by an iron pin; thence South 81 degrees 13 minutes 04 seconds West 234.95 feet to a point marked by an iron pin; thence South 52 degrees 42 minutes 10 seconds West 100.37 feet to a point marked by an iron pin; thence South 16 degrees 18 minutes

28302917.3

37 seconds West 204.68 feet to a point, said point being marked by an iron pin and being the Southwest corner of the said Tellico Reservoir development Agency property; thence in a Northwestward direction and leaving the 820.0 contour line, North 40 degrees, 51 minutes 46 seconds West a distance of 1001.72 feet to an iron pin, said iron pin being Northwest corner of the said Tellico Reservoir Development agency property, and being in the South line of the East Tennessee Natural Gas Company right of way;
thence along said right of way of East Tennessee Natural gas Company Easement, the following courses and distances:

North 49 degrees 08 minutes 14 seconds East 1288.63 feet to a point marked by an iron pin;
thence North 48 degrees 50 minutes 50 seconds East, 292.43 feet to a point marked by an iron pin;
thence North 47 degrees 39 minutes 20 seconds East, 303.38 feet to a point marked by an iron pin; thence North 33 degrees 42 minutes 39 seconds East, 126.63 feet to a point marked by an iron pin; thence North 20 degrees 28 minutes 57 seconds East, 52.18 feet to the Point of Beginning.

Being the same property conveyed to National Seating Company, a Delaware corporation by Deed from American Transit Corp., a Missouri corporation, of record in Deed Book 192, Page 509, in the Register’s Office of Monroe County, Tennessee. National Seating Company, a Delaware corporation having since converted to CVG National Seating Company, LLC, a Delaware limited liability company, as evidenced by Certificate of Conversion in Book M265, Page 329, said Register’s Office.

28302917.3

EXHIBIT B
Schedule of Property Documents
1.A copy of the certificate of occupancy for the Building and all other permits related thereto.
2.Copies of any notices received in connection with any purported or actual violation at the Property of any applicable law.
3.Copies of all reports (listed below) relating to the Property (the “Reports”); it being understood and agreed by the parties hereto that Seller is in no way warranting or representing, express or implied, the accuracy or completeness of anything contained in the Reports and that Purchaser is not entitled to rely on the Reports:
A.Engineering;
B.Geotechnical;
C.Environmental;
D.ALTA survey;
E.Zoning; and
F.As-built plans and specifications for the Building.
4.Copies of the Seller’s title policies, including copies of all endorsements thereto and all documents referenced in the policies and endorsements, and the legal description of the Property.
5.Copies of any easement and reciprocal easement agreements.
6.Copies of agreements with any governmental agencies relating to the development, construction, ownership or operation of the Property.
7.A current year operating budget for the Property.
8.A report of material maintenance and capital improvements conducted by Seller at the Property during Seller’s ownership of the Property and of any material maintenance and capital improvements budgeted for the year in which Closing occurs.
9.The following information relating to Seller’s ownership and operation of the Property:
A.copies of quarterly operating statements for the year to date and the prior three (3) calendar years, including property revenue and expense reports
28302917.3

and any other financial information relevant to the operation of the Property during such period;
B.copies of all tax bills and statements for the Property for the prior tax year and the current tax year;
C.copies of any notices of actual or proposed reassessments of the Property;
D.insurance claims and notifications.
10.Copies of all Licenses, Warranties and Service Contracts.
11.A copy of all leasing agreements relating to the Property.
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EXHIBIT C
Lease
(attached hereto)
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